Exhibit 99.1

Press Release

Vuzix Corporation Receives $24.8 Million Investment

From Intel Corporation

ROCHESTER, NY, January 2, 2015 — Vuzix® Corporation (OTCQB: VUZI) (“Vuzix” or, the “Company”), a leading supplier of video eyewear and smart glasses products in the consumer, commercial and entertainment markets, announced that Intel Corporation has made a $24.8 million investment into the Company. Vuzix’ wearable display technology is focused on next generation optics and displays that have the potential to fit in fashion-based wearable glasses. Intel’s investment will be used for general working capital to accelerate the introduction of Vuzix next generation fashion-based wearable display products into the consumer market.

Intel purchased 49,626 of Vuzix’ Series A Preferred Stock, which are convertible into 4,962,600 shares of Vuzix’ common stock at an initial conversion price of $5.00 per share, subject to adjustment in the event of stock splits, dividends or other combinations. The shares issuable upon conversion of the Series A Preferred Stock represent approximately 30 percent of Vuzix total outstanding stock, assuming full conversion of the Series A Preferred Stock. As holders of Series A Preferred Stock, Intel has the right to vote with the holders of Common Stock on an as-converted basis, and has the right to appoint two members to Vuzix’ Board of Directors, in addition to the Company’s current five members.

In connection with the sale of its Series A Preferred Stock, holders of all of the convertible notes issued by Vuzix in June 2014 and holders of approximately 86% of the warrants issued in connection with Vuzix’ July 2013 public offering and simultaneous debt conversion, agreed to irrevocably waive their rights to anti dilution protection under their respective instruments, thereby eliminating approximately $10 million of derivative liability from Vuzix’ balance sheet.

The foregoing description of Intel’s investment is qualified in its entirety by reference to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 2, 2015 and the agreements attached as exhibits thereto.

About Vuzix Corporation

Vuzix is a leading supplier of Video Eyewear and Smart Glasses products in the consumer, commercial and entertainment markets.

The Company's products include personal display and wearable computing devices that offer users a portable high quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 39 patents and 10 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2014 and several wireless technology innovation awards, among others. Founded in 1997, Vuzix is a public company (VUZI.QB) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to potential impact of investments, Smart Glasses, waveguide development and new products utilizing Vuzix technology, future business, and the value of the IP portfolio, among other things, and the Company's leadership in the Video Eyewear and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports and MD&A filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sec.gov and www.sedar.com, respectively). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

For further investor information contact:

Investor Relations Contact:

Andrew Haag

Managing Partner

IRTH Communications

vuzi@irthcommunications.com

Tel: (877) 368-3566

Vuzix Corporation
2166 Brighton Henrietta Townline Road
Rochester, NY 14623 USA
Investor Information – Grant Russell
IR@Vuzix.com
Tel: (585) 359-7562
www.vuzix.com